EXHIBIT 99.1

Appliance Recycling Centers of America, Inc.
7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For Additional Information Contact:
Edward R. (Jack) Cameron (CEO)
952/930-9000

Appliance Recycling Centers of America (ARCA) Announces

Promotion of Linda Koenig to CFO

Minneapolis, MN—February 4, 2005—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that Linda Koenig has been promoted to Chief Financial Officer, effective immediately.

Koenig, who has been with the company for nine years, was named Vice President of Finance in March 2003, a position she assumed after serving as Controller since September 1999. During 1999, ARCA eliminated the position of Chief Financial Officer, and the functions previously undertaken by that position were subsequently handled by the Controller. Prior to her promotion to Controller, Koenig was General Accounting Manager, a position she held for approximately three and one half years.

Edward R. (Jack) Cameron, ARCA’s president and chief executive officer, said: “I am very pleased to announce the appointment of Linda Koenig to Chief Financial Officer. This richly deserved promotion recognizes the significant contributions that Linda has made to the company and we are fortunate to have a person with her capabilities ready to assume the CFO role. I am confident that Linda will be a driving force in the continuing evolution and success of ARCA.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns, open cartons and scratch-and-dent units, typically are not integrated into normal distribution channels. ApplianceSmart sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of February 2005, ApplianceSmart was operating 12 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; one in San Antonio, Texas; and one in Los Angeles.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy efficiency programs of electric utilities.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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Visit our web site at www.arcainc.com